UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2011

Lattice Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10690	22-2011859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 N. Park Drive Pennsauken, NJ	08109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 910-1166

(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a)           Securities Purchase Agreement with Barron Partners LP.

On February 14, 2011, Lattice Incorporated (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Barron Partners LP (“Barron”) pursuant to which Barron purchased 454,546 shares of Series D Convertible Preferred Stock  (the “Series D Stock”) for $1,000,000.    Each Series D Share is convertible into 20 common shares of the Company’s common stock at $0.11 per share, subject to adjustment and limitations.   In advance of the transaction, the Board of Directors approved and the Company filed a certificate of designation for Series D Convertible Preferred Stock.

The Company will use the proceeds from issuance of the shares of Series D Stock to expand production capacity, establish sales offices and fund promotional efforts and fund working capital and acquisition needs, after paying legal and administrative fees incurred in connection with this transaction.

The Series D Preferred Stock has no voting rights, except as required by law. However, so long as any shares of Series D Preferred Stock are outstanding, the Company is subject to limitations on certain actions unless pre-approved by holders of 75% of the shares of the Series D Preferred stock then outstanding.  Upon liquidation, dissolution or windup, each share of Series D Preferred Stock shall entitle its holder to receive $2.20 out of the assets of the Company, prior to any distribution to any class of junior securities.    Among other covenants, the Company also agreed maintain a majority of its directors as independent directors, including those directors on the audit and compensation committees.

The Purchase Agreement as well as the certificate of designation for the Series D Preferred Stock provide for an adjustment in the initial conversion price and conversion ratio of the Series D Preferred Stock in the event certain gross revenue and earning targets are not met. The Certificate of Designation for the Series D Preferred Stock further provides that Series D Preferred Stock cannot be converted to the extent that such conversion or exercise would result in the holders and their affiliates owning beneficially more than 4.9% of our common stock.  These provisions cannot be modified.  The Certificate of Designation also contains provisions for adjustments in the event of stock dividends or stock splits and provides the certain price adjustment in the event of lower price issuances.

Under the Purchase Agreement, Barrons has a right of first refusal to participate in any subsequent funding in a pro rata basis at ninety percent (90%) of the offering price.   The Purchase Agreement also provides for protections should the Company sell or issue convertible securities, options or warrants involving common share conversion rights.  After four years, the price protection provisions terminate.

The Purchase Agreement also contains Company covenants concerning listing of its common stock, its periodic reporting status and auditors.  Failure by the Company to fulfill these and other covenants could require payment of liquidated damages, payable in Series D Stock or cash, at Purchaser's option.

The shares of Series D Stock issued pursuant to the Purchase Agreement are also subject to restrictions on dispositions and transfer.   Such limitations permit for dispositions solely when in compliance with federal and state securities laws.   The Company may also impose certain conditions, including delivery of securities law opinions reasonably acceptable to the Company.

The Company has also committed to obtaining an additional investment of $150,000 from current management and other investors within 45 days of the Closing.   The Company also agreed to obtain undertaking from executives, officers and directors to refrain from selling shares of Common Stock for a three (3) year period.

Item 3.02.	Unregistered Sale of Equity Securities.

As described in Item 1.01, the Company issued the following securities on February 14, 2011:

(a)    The Company issue to Barron 454,456 shares of Series D Stock for $1,000,000.    Under the Purchase Agreement, after September 30, 2011, the Company is obligated to cooperate and assist in transfers or public market dispositions in reliance upon Rule 144 or otherwise file a registration statement permitting public disposition of common shares delivered after conversion.

The issuances of securities described above are exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act of 1933 or Rule 506 promulgated thereunder, as transactions not involving a public offering.  No underwriting or brokers’ fee was paid in connection with the issuance of any of the securities described in this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.31	Certificate of Designation, Series D Convertible Preferred Stock, dated February 10, 2011

10.32	Securities Purchase Agreement, between the Company and Barron Partners LP, dated February 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 22, 2011

LATTICE INCORPORATED

By:	/s/ Joseph Noto
Name:	Joseph Noto
Title:	Chief Financial Officer